SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:         AAL Variable Life Account I

B.  Address of Principal Business Office (No. & Street, City, State, Zip Code):

4321 North Ballard Road
Appleton, Wisconsin  54919-0001

C.  Telephone Number (including area code):

(414) 734-5721

D.  Name and address of agent for service of process:

Woodrow E. Eno, Esq.
Secretary and General Counsel
Aid Association for Lutherans
4321 North Ballard Road
Appleton, WI  54919-0001

Copy to:

Diane Ambler, Esq.
Mayer Brown & Platt
2000 Pennsylvania Avenue
Washington, D.C.  20006
(202) 463-2000


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E.   Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes  [X]        No  [_]

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Appleton, and State of Wisconsin this th day of June, 1997.


(SEAL)   Signature:                 AAL Variable Life Account I
                                    (Name of Registrant)

                                    By:  Aid Association for Lutherans
                                         ---------------------------------
                                         (Name of Depositor)


                                    By:  /s/ John O. Gilbert
                                         ------------------------------
                                         John O. Gilbert
                                         President
Attest

/s/ Steven A. Weber
-----------------------------
Steven A. Weber
Sr. Vice President